Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Carolyn Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Barnes & Noble Education Reports Fiscal 2016 Second Quarter Financial Results

Sales Increase 0.6% for the 2nd Quarter and 1.8% Year to Date

New School Contracts Top $64 Million in Estimated Annual Sales

Comparable Sales Decline due to Falling Enrollment in Two Year Community Colleges

December 8, 2015, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED) today reported sales and earnings for its fiscal 2016 second quarter ended on October 31, 2015. Second quarter sales of $755.9 million increased $4.2 million, or 0.6%, as compared to the prior year. The Company reported net income of $33.4 million which is $3.6 million lower than the prior year period.

As previously disclosed, the Company became a separate public company on August 2nd, 2015, after Barnes & Noble, Inc. (NYSE: BKS) completed the legal and structural separation of its Retail and College businesses. “This second quarter of fiscal 2016 was the Company’s first stand-alone period as an independent public company, and we are proud of our booksellers’ performance,” said Max J. Roberts, Chief Executive Officer, Barnes & Noble Education, Inc. The Company continues to win new contracts, opening 7 new stores in the second quarter of 2016 with estimated annual sales of $6.6 million. In addition, the Company has been awarded contracts to open an additional 10 stores with estimated annual sales of $13.0 million. This brings the total year to date actual and planned store openings to 38, with estimated annual sales of $64.5 million. As of October 31, the Company operated 743 stores nationwide.

Comparable sales decreased 3.0% during the quarter and 1.9% year to date. “This fall rush period was negatively impacted by student enrollments, specifically in two year community colleges. Enrollments in our two year community colleges are down mid-single digits year over year which resulted in comparable sales in these schools decreasing by approximately 7%,” Mr. Roberts continued. “Comparable store sales excluding two year community colleges decreased by 1.3% for the quarter and 0.2% year to date.” The Company has a very balanced portfolio of schools with approximately 24% of its revenue generated by two year community colleges, and the rest coming from state schools, private schools and collegiate superstores. While the current enrollment trend is negative, the Company believes the long term enrollment trends are positive. According to the National Center for Education Statistics of the U.S.

Department of Education (NCES), enrollment in post-secondary degree-granting institutions is expected to increase 13.9% from 21.0 million in 2012 to 23.9 million in 2022.

“Emblematic apparel continues to lead the growth in general merchandise sales increasing 1.3% for the quarter and 3.5% year to date on a comparable basis. During the fall rush season, school and computer supplies make up a higher percentage of our general merchandise sales and have been impacted by the decrease in enrollment and have not experienced the consistent growth of emblematic apparel,” explained Mr. Roberts.

The Company’s EBITDA was $72.7 million for the quarter, as compared to $77.9 million in the prior year, due primarily to reduced earnings from lower comparable store sales, increased expenses in technology and store support programs, separation expenses, and continued investments in digital education. These items were partially offset by earnings from our new stores.

Second Quarter 2016 Results from Operations
Results for the fiscal 2016 and fiscal 2015 second quarters are as follows:

	Revenues (unaudited)
$ in millions			Increase/(Decrease)
	Q2 2016	Q2 2015	$	%
Product sales and other	$684.0	$678.9	$5.1	0.8%
Rental Income	$71.9	$72.8	(0.9)	(1.3)%
Total	$755.9	$751.7	$4.2	0.6%

	EBITDA(1) (unaudited)
$ in millions			Increase/(Decrease)
	Q2 2016	Q2 2015	$	%
EBITDA	$72.7	$77.9	$(5.2)	(6.7)%

(1)   This non-GAAP financial measure has been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures. Financials for fiscal 2015 have been presented on a carve-out basis.

Net Results
Second quarter net income was $33.4 million, or $0.69 per diluted share, compared to net income of $37.0 million, or $0.95 per diluted share, in the prior year. The current year’s fiscal quarter has 48.6 million diluted shares outstanding, while the prior year period had 37.5 million shares outstanding. The current period reflects the dilution resulting from the issuance of additional shares of Barnes & Noble, Inc. common stock in connection with the previously disclosed Series J preferred shares by Barnes & Noble, Inc. in July 2015.

Outlook
For fiscal year 2016, the Company is revising its comparable store sales expectations from increasing approximately 1% to be flat to down 2.0%. Also, the Company expects capital expenditures to be approximately $50 million, a decrease from the $55 million previously disclosed.

Conference Call
A conference call with Barnes & Noble Education, Inc.’s senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, December 8, and can be accessed at Barnes & Noble Education, Inc.’s corporate website at www.bned.com.

Barnes & Noble Education, Inc. expects to report fiscal 2016 third quarter results on or about March 8, 2016.

EXPLANATORY NOTE

On February 26, 2015, Barnes & Noble, Inc. (“Barnes & Noble”) announced plans for the complete legal and structural separation of Barnes & Noble Education, Inc. (the “Company”) from Barnes & Noble (the “Spin-Off”). Under the Separation and Distribution Agreement between Barnes & Noble and the Company, Barnes & Noble planned to distribute all of its equity interest in us, consisting of all of the outstanding shares of our Common Stock, to Barnes & Noble’s stockholders on a pro rata basis. Following the Spin-Off, Barnes & Noble would not own any equity interest in us, and we would operate independently from Barnes & Noble.

On July 14, 2015, Barnes & Noble approved the final distribution ratio and declared a pro rata dividend of the outstanding shares of our Common Stock, par value $0.01 per share ("Common Stock"), to Barnes & Noble’s existing stockholders. The pro rata dividend was made on August 2, 2015 to the Barnes & Noble stockholders of record (as of July 27, 2015). Each Barnes & Noble stockholder of record received a distribution of 0.632 shares of our Common Stock for each share of Barnes & Noble common stock held on the record date.

On August 2, 2015, we completed the legal separation from Barnes & Noble, at which time we began to operate as an independent publicly-traded company. Our Common Stock began to trade on a “when-issued” basis on the NYSE under the symbol “BNED WI” beginning on July 23, 2015. On August 3, 2015, when-issued trading of our Common Stock ended, our Common Stock began “regular-way” trading under the symbol “BNED.”

The results of operations for the 26 weeks ended November 1, 2014 and the 13 weeks ended August 1, 2015 reflected in our consolidated financial statements are presented on a stand-alone basis, since we were still part of Barnes & Noble, Inc. until the Spin-Off on August 2, 2015, and the results of operations for the 13 weeks ended October 31, 2015 reflected in our consolidated financial statements are presented on a consolidated basis as we became a separate consolidated entity.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Sales:
Product sales and other	$684,006	$678,905	$902,722	$885,093
Rental income	71,858	72,797	92,125	92,350
Total sales	755,864	751,702	994,847	977,443
Cost of sales and occupancy:
Product and other cost of sales and occupancy	537,380	534,137	712,289	700,190
Rental cost of sales and occupancy	43,363	44,054	55,893	56,432
Total cost of sales and occupancy	580,743	578,191	768,182	756,622
Gross profit	175,121	173,511	226,665	220,821
Selling and administrative expenses	102,439	95,587	189,123	176,859
Depreciation and amortization	13,169	12,508	26,269	25,052
Operating income	59,513	65,416	11,273	18,910
Interest expense, net	554	14	557	19
Income before income taxes	58,959	65,402	10,716	18,891
Income tax expense	25,558	28,451	4,233	8,153
Net income	$33,401	$36,951	$6,483	$10,738

Earnings per common share:
Basic	$0.69	$0.95	$0.14	$0.26
Diluted	$0.69	$0.95	$0.14	$0.26
Weighted average common shares outstanding:
Basic	48,207	37,505	44,816	37,471
Diluted	48,562	37,544	45,023	37,504

Sales:
Product sales and other	90.5%	90.3%	90.7%	90.6%
Rental income	9.5%	9.7%	9.3%	9.4%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy:
Product and other cost of sales and occupancy	78.6%	78.7%	78.9%	79.1%
Rental cost of sales and occupancy	60.3%	60.5%	60.7%	61.1%
Total cost of sales and occupancy	76.8%	76.9%	77.2%	77.4%
Gross margin	23.2%	23.1%	22.8%	22.6%
Selling and administrative expenses	13.6%	12.7%	19.0%	18.1%
Depreciation and amortization	1.7%	1.7%	2.6%	2.6%
Operating income	7.9%	8.7%	1.2%	1.9%
Interest expense, net	0.1%	—%	0.1%	—%
Income before income taxes	7.8%	8.7%	1.1%	1.9%
Income tax expense	3.4%	3.8%	0.4%	0.8%
Net income	4.4%	4.9%	0.7%	1.1%

(a)	Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	October 31, 2015	November 1, 2014
ASSETS
Current assets:
Cash and cash equivalents	$214,281	$252,916
Receivables, net	91,383	81,977
Merchandise inventories, net	431,023	340,513
Textbook rental inventories	83,846	83,245
Prepaid expenses and other current assets	6,304	4,051
Short-term deferred tax assets, net	24,182	24,345
Total current assets	851,019	787,047
Property and equipment:
Buildings and leasehold improvements	159,234	145,844
Fixtures and equipment	349,770	325,329
	509,004	471,173
Less accumulated depreciation and amortization	398,055	366,914
Net property and equipment	110,949	104,259
Goodwill	274,070	274,070
Intangible assets, net	193,113	203,315
Other noncurrent assets	46,335	36,093
Total assets	$1,475,486	$1,404,784
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$475,072	$431,189
Accrued liabilities	137,412	121,973
Total current liabilities	612,484	553,162
Long-term deferred taxes, net	63,739	75,003
Other long-term liabilities	69,585	61,726
Total liabilities	745,808	689,891

Commitments and contingencies	—	—

Stockholders' equity:
Preferred membership interests	—	384,282
Parent company investment	—	330,611
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 48,219 and 0 shares, respectively; outstanding, 48,217 and 0 shares, respectively	482	—
Additional paid-in-capital	695,816	—
Retained earnings	33,401	—
Treasury stock, at cost	(21)	—
Total stockholders' equity	729,678	714,893
Total liabilities and stockholders' equity	$1,475,486	$1,404,784

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
EBITDA (Non-GAAP) Information
(In thousands)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
EBITDA	$72,682	$77,924	$37,542	$43,962
Subtract:
Depreciation and amortization	13,169	12,508	26,269	25,052
Interest expense, net	554	14	557	19
Income taxes	25,558	28,451	4,233	8,153
Net income	$33,401	$36,951	$6,483	$10,738

Use of Non-GAAP Financial Information

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measure of EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization).

The Company’s management reviews this non-GAAP measure internally to evaluate the Company’s performance and manage its operations.  The Company believes that the inclusion of EBITDA results provides investors useful and important information regarding the Company’s operating results. The non-GAAP measure included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measure as required under Securities and Exchange Commission (the “SEC”)  rules regarding the use of non-GAAP financial measures.  The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Prospectus dated July15, 2015 and filed with the SEC on that date, which includes consolidated financial statements for each of the three years for the period ended May 2, 2015 (fiscal 2015, fiscal 2014 and fiscal 2013), the quarterly earnings release for the period ended August 1, 2015 included as part of the Company's Form 8-K dated September 9, 2015 and filed with the SEC on that date, and the Company's Quarterly Report on Form 10-Q for the period ended August 1, 2015 filed with the SEC on September 10, 2015.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Earnings Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
Numerator for basic earnings per share:
Net income	$33,401	$36,951	$6,483	$10,738
Accretion of dividends on preferred stock	—	(443)	—	(885)
Less allocation of earnings and dividends to participating securities	(22)	(944)	(26)	(255)
Net income available to common shareholders	$33,379	$35,564	$6,457	$9,598

Numerator for diluted earnings per share:
Net income available to common shareholders	$33,379	$35,564	$6,457	$9,598
Accretion of dividends on preferred stock (a)	—	—	—	—
Allocation of earnings and dividends to participating securities	22	944	26	255
Less diluted allocation of earnings and dividends to participating securities	(22)	(943)	(26)	(255)
Net income available to common shareholders	$33,379	$35,565	$6,457	$9,598

Denominator for basic earnings per share:
Basic weighted average common shares (b)	48,207	37,505	44,816	37,471

Denominator for diluted earnings per share: (b) (c)
Basic weighted average common shares	48,207	37,505	44,816	37,471
Average dilutive restricted stock units	355	—	178	—
Average dilutive options	—	39	29	33
Diluted weighted average common shares	48,562	37,544	45,023	37,504

Earnings per common share:
Basic	$0.69	$0.95	$0.14	$0.26
Diluted	$0.69	$0.95	$0.14	$0.26

(a) Although the Company was in a net income position for all period presented, the dilutive effect of the accretion of preferred membership interests for fiscal year 2015 were excluded from the calculation of earnings per share using the two-class method because the effect would be antidilutive.

(b) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Basic earnings per share and weighted-average basic shares outstanding are based on the number of shares of Barnes & Noble common stock outstanding as of the end of the period, adjusted for an assumed distribution ratio of 0.632 shares of our Common Stock for every one share of Barnes & Noble common stock held on the record date for the Spin-Off.

(c) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Diluted earnings per share and weighted-average diluted shares outstanding reflect potential common shares from Barnes & Noble equity plans in which our employees participated based on the distribution ratio.

About Barnes & Noble Education, Inc.
Barnes & Noble Education, Inc. (NYSE: BNED) enhances the academic and social purpose of educational institutions. Through its Barnes & Noble College subsidiary, Barnes & Noble Education serves more than 5 million college students and their faculty through its 743 stores on campuses nationwide, delivering essential educational content and tools within a dynamic retail environment. The company is at the forefront of digital education with its digital education platform, Yuzu®, weaving together digital learning materials to enhance the teaching and learning experience. Barnes & Noble Education acts as a strategic partner to drive student success; provide value and support to students and faculty; and create loyalty and retention, all while supporting the financial goals of college and university partners.

General information on Barnes & Noble Education, Inc. can be obtained by visiting the Company’s corporate website: www.bned.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to Barnes & Noble Education and its business that are based on the beliefs of the management of Barnes & Noble Education as well as assumptions made by and information currently available to the management of Barnes & Noble Education. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble Education or the management of Barnes & Noble Education, identify forward-looking statements. Moreover, Barnes & Noble Education operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the management of Barnes & Noble Education to predict all risks, nor can Barnes & Noble Education assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Barnes & Noble Education may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
Such statements reflect the current views of Barnes & Noble Education with respect to future events, the outcome of which is subject to certain risks, including, among others: challenges to running Barnes & Noble Education independently from Barnes & Noble, Inc. (“Barnes & Noble”) now that the complete legal and structural separation of Barnes & Noble Education from Barnes & Noble (the “Spin-Off”) has been completed; general competitive conditions, including actions Barnes & Noble Education’s competitors may take to grow their businesses; trends and challenges to Barnes & Noble Education’s business and in the locations in which it has stores; decisions by colleges and universities to outsource their bookstore operations or change the operation of their bookstores; non-renewal of contracts; the general economic environment and consumer spending patterns, a decline in college enrollment or decreased funding available for students; decreased consumer demand for Barnes & Noble Education’s products, low growth or declining sales; disruptions to Barnes & Noble Education’s computer systems, data lines, telephone systems or supply chain, including the loss of suppliers; changes to payment terms, return policies, the discount or margin on products or other terms with Barnes & Noble Education’s suppliers; risks associated with data privacy, information security and intellectual property; work stoppages or increases in labor costs; Barnes & Noble Education’s ability to attract and retain employees; possible increases in shipping rates or interruptions in shipping service, effects of competition; obsolete or excessive inventory; product shortages; Barnes & Noble Education’s ability to successfully implement its strategic initiatives; the performance of Barnes & Noble Education’s online, digital and other initiatives, including possible delays in the deployment of, and further enhancements to, Yuzu® and any future higher education digital products; technological changes; risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend; higher-than-anticipated store closings; changes in law or regulation; the amount of Barnes & Noble Education’s indebtedness and ability to comply with covenants applicable to any future debt financing; Barnes & Noble Education’s ability to satisfy future capital and liquidity requirements; Barnes & Noble Education’s ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations or tax-related proceedings or audits; changes in accounting standards; the potential adverse impact on Barnes & Noble Education’s business resulting from the Spin-Off; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Barnes & Noble Education’s Prospectus filed with the Securities and Exchange Commission (“SEC”) on July 15, 2015 and in Barnes & Noble Education’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble Education or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble Education undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.